As filed with the Securities and Exchange Commission on November 3, 2006
Registration No. 333-130122

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BPI ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1311	75-3183021
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. employer
incorporation or organization)	classification code number)	identification number)

30775 Bainbridge Road, Suite 280
Solon, Ohio 44139
(440) 248-4200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
James G. Azlein
President and Chief Executive Officer
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139
(440) 248-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Derek D. Bork
Thompson Hine LLP
127 Public Square, Suite 3900
Cleveland, Ohio 44114
(216) 566-5500
      Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Explanatory Note
     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-130122) is being filed pursuant to Rule 462(d) solely for the purpose of adding Exhibits 23.1, 23.3 and 23.4 to such Registration Statement. These exhibits replace and supersede the exhibits filed under the same numbers in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed on May 11, 2006.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules
     (a) Exhibits: The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description

23.1	Consent of De Visser Gray, Chartered Accountants
23.3	Consent of Schlumberger Technology Corporation
23.4	Consent of Meaden & Moore, Ltd.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Solon, Ohio, on November 3, 2006.

BPI Energy Holdings, Inc.

Date: November 3, 2006	By:	/s/ James G. Azlein

James G. Azlein, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ James G. Azlein	President, Chief Executive Officer and Director

James G. Azlein

/s/ Randy Elkins	Controller and Acting Chief Financial Officer

Randy Elkins	(Principal Financial and Accounting Officer)

/s/ Dennis Carlton	Director

Dennis Carlton

/s/ William J. Centa	Director

William J. Centa

/s/ David E. Preng	Director

David E. Preng

/s/ Costa Vrisakis	Director

Costa Vrisakis

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of De Visser Gray, Chartered Accountants
23.3	Consent of Schlumberger Technology Corporation
23.4	Consent of Meaden & Moore, Ltd.